UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Trammell Crow Company
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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it entered into an Agreement and Plan of Merger, dated as of October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned subsidiary of CBRE.  Set forth below is a memo to the Company’s employees from Robert E. Sulentic, Chairman of the Board, Chief Executive Officer and President of the Company.

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From the Desk of Bob Sulentic

November 8, 2006

Over the last few days our senior executive team has communicated about the benefits that the pending merger with CBRE is expected to provide to our shareholders, our employees and our customers.  Since the announcement of the proposed merger, we have received many questions from throughout the system regarding how we may deal with CBRE personnel, both in the market and as it relates to a number of other issues including integration, transition, and operations of the combined entity.  I want to highlight for you some important issues to consider from now until the closing of the transaction.

We are Separate Companies Until the Closing Occurs

Change can feel very disruptive.  It is very natural to want to resolve the disruptions created by the proposed transaction as soon as possible and move quickly to the end state by taking actions to implement the integration of the two companies.  However, it is important that we resist this tendency and continue to operate at the market level as if the merger is not contemplated.  Why?

•                                          There is some chance that the transaction may not close.  While we expect that the merger will be completed later in the fourth quarter or during the first quarter of 2007, the closing of the transaction is subject to clearance by antitrust regulators and approval by the Company’s stockholders.  If these are not obtained, the transaction will not be completed, and we will continue as an independent Company in competition with CBRE.  For this reason alone we generally should not be sharing competitively sensitive information with CBRE.  Competitively sensitive information includes pricing information with respect to customer contracts, broker production information and employee compensation information.  Of course, much of this information has to be shared at certain levels of the organization to prepare for the transition, but it can only be shared in compliance with certain protocols that have been and will continue to be established by members of the Executive Committee.  I will discuss this in a little more detail below under “Exchange of Information.”

•                                          Federal anti-trust laws require TCC and CBRE to continue to operate as independent competitors until the transaction is closed.  Neither party is allowed to act as if it owns, controls or influences the business of the other.  While we have made certain agreements with CBRE to operate our business in the ordinary course pending completion of the merger, we cannot begin integrating our business with theirs until after the merger is completed.  While there will be a lot of integration planning leading up to the closing, those plans simply cannot be implemented until the closing occurs.

Dealing with Customers, Potential Customers and Vendors

Generally, we should not engage in any joint pursuit of relationships with customers or suppliers.  We should avoid completely any discussions with CBRE pertaining to setting prices for our services (maintaining, raising, or lowering of prices, establishing maximum or minimum prices, or setting discount levels or profit margins), allocation of markets by territory or customers, refusals to deal with certain customers or suppliers, and limitations of any sort on providing any service we have previously provided in the ordinary course of our business.

Some clients or potential clients may assume the proposed transaction will close and ask the Company and CBRE to make joint presentations with respect to potential engagements.  We generally will not do this.  You should not encourage your clients or potential clients in any way to request or require joint proposals.  If you have a client that requests a joint proposal or you wish to enter into an ordinary “co-broker” or similar relationship with a team from CBRE, you should contact Chris Kirk to discuss.

Exchange of Information

We and CBRE have established a transition planning team to examine all issues related to the transition from operating as two independent companies to a single integrated company following closing.  While it is inappropriate to implement any integration plan until the merger is completed, there will be a tremendous amount of planning carried out to ensure as smooth a transition as is possible for our employees and customers.  Generally, any ongoing due diligence investigation by CBRE and any transition planning by either party will be conducted only by a team of individuals specifically designated to carry out these activities, or at that team’s direction.  You should not share any information about our business with representatives of CBRE, or request any information from them, unless the requests come from or go through the designated personnel.  For these purposes you should consider the designated personnel to only include members of the Executive Committee, Karen Whitney, James Thogtam (or people on the transition planning team designated by Karen Whitney for Global Services and James Thogtam for D&I), Nancy Westphal or Chris Kirk.

Transition Planning and Timing

While great care and attention must be paid to assure that we do not begin implementing the transition and integration plans until the appropriate time, you should not be surprised if in the next several weeks you are contacted by TCC or CBRE personnel to discuss your future with the combined entity.  You should feel free to have these discussions, but if you are contacted by CBRE personnel you should inform your immediate supervisor before you engage in any discussions.

While it is envisioned that the vast majority of TCC and CBRE employees will have the opportunity to continue their employment with the combined entity, it is inevitable that certain people will not.  You should feel free to discuss with your supervisor any questions you have about your position or your future with the Company.  As you were informed in communications last week, all of the answers may not yet have been determined, but the planning process has begun.  The results of the transition planning process will be communicated to the employees who need to know this information as soon as possible.  With respect to decisions about personnel, we expect those to occur in the next 30-45 days, but will try to push through decisions and communications about those decisions sooner if possible.

Severance and Annual Cash Incentive Issues

As noted above, we anticipate that the vast majority of our employees will have the opportunity to continue their employment with the combined company after the transition.  However, in order to encourage our employees who might otherwise leave during the transition to stay through the transition, and to make the transition easier for employees whose employment may be terminated by the Company as a result of the transition process, our Board of Directors has amended the Company’s severance policy.  The changes to the policy provide that any person whose employment is terminated by the Company between the closing of the merger and the first anniversary of the closing for any reason other than cause will, subject to the existing terms and conditions of the plan, receive 150% of the amount they would otherwise have been due under the plan had these changes to the policy not been made.

The Company’s policies regarding payment of annual cash incentives for 2006 are unchanged by the pending merger.  This includes policies relating to annual bonuses, development incentives, hybrid city incentives and any other type of annual cash incentive offered by the Company.  In order to receive your annual cash incentive, you still must be an employee of the Company at the time the incentive is paid.  Therefore, if you terminate your employment with the Company prior to the payment of your annual cash incentive, even if you have been informed that your position will be eliminated after closing, you will forfeit the right to receive the incentive payment.

For Principals eligible to participate in the annual cash bonus pool, you should note that the Company and CBRE have agreed that, if the closing of the merger occurs before Principal bonuses are paid (which is our expectation), the Bonus Pool for the 2006 performance year will be administered and paid out in a manner that is consistent with the process followed in 2005.  Therefore we expect that these bonuses will be paid no later than March, 2007  to those who are still employed by the Company at the time of payment, just as they have been in the past.

Operating the Business

While some of you will be designated to participate in the transition planning process, most of you are being asked to continue to operate the business in the ordinary course as if we had not entered into the merger agreement.  Please approach the period between now and closing in the way you have always approached your responsibilities to the Company, with attention to the core values we embrace:  respect, integrity, service and excellence.  Let’s continue to provide great client service and support one another.  We need to finish the year with strong financial results.  Our stockholders are counting on us to do this and the allocation of annual cash incentive awards depends on it.  We intend to enter into our new relationship with CBRE with momentum in our business and the dignity that will flow from having run our business successfully.

In addition, we have made certain agreements with CBRE that we will continue to operate our business in the ordinary course.  That means you should continue to follow all of the Company’s policies regarding customer and vendor contracting, compensating our employees, making long-term commitments regarding the Company and its business, etc.  Our senior leaders will understand in greater detail what our limitations are, but you should know that if you continue to follow our policies and seek approval from an EC member of any item that is out of the ordinary, we will comply with these obligations.

Communicating with Clients, Prospects, Employees, the Media, and Others

As you continue sharing news of the pending merger with clients, prospects, employees, and others please bear in mind that we are obligated to manage certain communications in accordance with SEC regulations. The following guidelines will assist you in helping us comply with this requirement:

•                                          Do not customize and issue any written communication to any parties about the transaction unless it is first reviewed and approved by Karen Ellzey or Chris Kirk.

•                                          Use only the talking points and key messages we have provided with the audiences for which they are intended.

•                                          Only those people specifically designated to speak with the media may do so. Designated media spokespeople for Trammell Crow Company are members of our Executive Committee, our five Regional Directors and Barbara Bower, or their designees.

Over the course of the next few weeks, you will undoubtedly have questions.  You may contact any of the following individuals with your questions:

Bob Sulentic

Derek McClain

Mike Lafitte

Bill Concannon

Diane Paddison

Jim Groch

John Stirek

Matt Khourie

Chris Roth

Joe Callanan

Curt Grantham

Tony Long

Steve Belcher

Jim Wilson

Alex Darragh

Karen Ellzey

Chris Kirk

Thank you for your attention to these important issues. We will provide regular updates on a bi-weekly basis, and supplemental communications on an as-needed basis over the coming weeks.

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SEC Legend

The Company will file with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger.  The Company may also file other documents concerning the proposed merger.  You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC’s Internet Site (http://www.sec.gov) or directly from the Company by contacting Investor Relations at ir@trammellcrow.com, or by mail at Investor Relations, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, or by telephone: (214) 863-3020.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the Company’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2006, and the proxy statement regarding the proposed merger when it becomes available.

Cautionary Language Regarding Forward-Looking Statements

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.